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                                                                   EXHIBIT 10.30

                             [DECO TRADE MARK LOGO]


9 August, 1999


Digital Entertainment Network
2230 Broadway
Santa Monica, CA 90404


To whom it may concern:

This will confirm the terms of Digital Entertainment Network's ("You") booking of The Deco Group, Inc.'s ("We/Us") Venice/Del Rey Stages One and Two ("Stages") both located at 4120 Del Rey Avenue, for a minimum of fifteen (15) months.

We and You acknowledge that You have previously booked The Deco Group, Inc.'s Venice/Del Rey Stage One pursuant to that certain letter agreement, dated as of March 24, 1999 (the "March Letter Agreement"), between You and Us, for the period of 4-1-99 through 9-30-99. Except as otherwise expressly set forth herein, the terms and conditions of the March Letter Agreement shall apply to Stage One until 8-30-99, and the terms and conditions of this letter agreement shall apply to Stage One thereafter. We and You agree that You shall have option, exercisable by providing written notice to Us within thirty (30) days of the expiration of the applicable term, to renew the term for the Stages for six months upon the same terms and conditions set forth in this letter agreement; provided, that You may so renew the term for the Stages for up to two (2) renewal terms.



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For rent, power and Stage Managers for both Stages during the rental period from 9-1-99 through 11-30-00, you agree to pay as follows:

STAGES
$27,500.00 per month

POWER
As used

STAGE MANAGERS
Not applicable

We must receive your non-refundable payment in the amount of $13,750.00 reserving the Stages for the above mentioned dates by 8-13-99 (to be applied against the payments described above).

As you have previously paid us a security deposit in the amount of $13,750 pursuant to the March Letter Agreement, You shall not be required to send Us an additional security deposit; provided, however, We may keep your security deposit sent to us pursuant to the March Letter Agreement until the expiration of the term (or any renewal(s) thereof) for the Stages pursuant to this letter agreement, subject to the next paragraph of this letter agreement.

Provided that the Stages and all rented equipment are returned in good condition, the security deposit will be refunded (in the form of a check from The Deco Group, Inc.) seven (7) business days after inspection of facilities and all equipment and payment in full of all outstanding invoices.

A certificate of insurance in the amount of $2,000,000 for both Stages together, naming The Deco Group, Inc. as loss payee is required Prior to commencement of occupancy of Stage Two. In the event of any insurance claim, except for claims caused by the negligence or intentional acts or omissions of The Deco Group, Inc. or material defects with the property, Digital Entertainment Network is responsible for and agrees to pay any insurance deductible. Subsequent monthly rental payments will be paid on



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or before the first of each month. The stages will be delivered to You in good condition and it is expected that you will return them to us in the same manner. You are responsible for restoring all floors, walls, offices, other rooms and the facility structure in general to their condition at the time of commencement of occupancy.

Prior to use of any snow, water, clay, sod, sand, soil, dirt or any similar substance, or the use of any pyrotechnic device or substance you must notify and obtain written approval from us. If such approval is granted an additional, separate insurance policy may be required. You are responsible for any and all damage to any equipment (including any sub-rentals), floors, walls and structure in general, heating and air systems resulting from the use of the aforementioned substance(s), except for claims caused by the negligence or intentional acts or omissions of The Deco Group, Inc. or material defects with the property.

We are not liable or responsible for and will be held blameless for any form of injury or loss of any kind to person and/or property, officers, agents, employees, invitees or licensees, whether caused directly or indirectly by theft, fire or casualty or by any act of omission, except for claims caused by the gross negligence or intentional acts or omissions of The Deco Group, Inc. or material defects with the property known, or that after due inquiry would have been known, to The Deco Group, Inc. (a "Deco Act"), in which case The Deco Group, Inc. shall be liable if a court determines such injury or loss was caused by a Deco Act.

We agree to use our best efforts to maintain provided equipment in working condition but must make reasonably timely efforts to repair a failure if material to production process (such as electrical supply), within 24 hours or you may then cure the failure at a reasonable cost and deduct that cost from your rental payment, or you can terminate rental if the failure can not be cured in a reasonable amount of time. Any tampering with stage electrical panels, generators or any other power distribution equipment is a violation of contract and charges will be applied accordingly. You and your electric crews are responsible for balancing and maintaining proper amperage loads. You and your grip crews are responsible for adhering to maximum loads on all grids and rigging equipment. Under no circumstances may anything be hung from or any holes be drilled into any purlines or insufficient wood beams.




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We reserve the right to remove any personnel, extra, animal, and/or guest from the property at any time if facility, equipment, our personnel or our own best interests are subjected to any danger, possibility of damage and/or harassment resulting from unacceptable behavior or misbehavior of the aforementioned personnel, extra, animal and/or guest (based on entertainment industry standards in Los Angeles).

We agree that you shall have use of the approximately 8,000 square feet of yard space in front of the stages for your use for parking and loading access, during the applicable term (and any renewal(s) thereof).


Sincerely,


/s/ DAVID S. EFFRESS

David S. Effress
President



Agreed and accepted to by:


/s/ ALAN L. FRIEL

Name/Signature                     Title                    Date

Alan L. Friel
General Counsel
Executive VP Operations



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